EXHIBIT 99.1
NGAS RESOURCES, INC.
120 Prosperous Place, Suite 201, Lexington, KY 40509
FOR IMMEDIATE RELEASE

Contact:	Michael Windisch, CFO
Phone:	(859) 263-3948
E-MAIL:	ngas@ngas.com
NGAS to Acquire Gas Gathering Assets from Duke Energy
LEXINGTON, KENTUCKY, January 19, 2006. NGAS Resources, Inc. (Nasdaq: NGAS) today announced that its subsidiary, NGAS Gathering, LLC, has reached an agreement with Duke Energy Gas Services, LLC to purchase a 116-mile gas gathering system that NGAS has been operating for the past 14 months. The system spans parts of southeastern Kentucky and southwestern Virginia, and ties into Duke’s East Tennessee pipeline system. Certain aspects of the transaction is subject to FERC approval.
“We are excited to add this key strategic asset to our recently expanded gathering system,” commented William S. Daugherty, President and CEO of NGAS Resources. “Ownership of this system will ensure deliverability from our core properties in the southern Appalachian Basin to major natural gas markets in the eastern United States and further enhance our competitive position in the region. On an annualized basis, we expect to realize up to $3 million in gathering revenues and cost savings from ownership of the system.”
NGAS will pay $18 million for the Duke assets and will fund the acquisition with a portion of the proceeds from its recent convertible note financing.
The current through-put of the system is 12,000 mcf per day, of which NGAS-controlled gas represents approximately 8,000 mcf per day. The system, as currently configured, has an estimated through-put capacity of 24,000 mcf per day and, with compression upgrades, through-put can be increased to 60,000 mcf per day.
In December 2005, NGAS completed construction of its 23-mile 8” gathering system and 16-mile 6” gathering line that connect with the Duke Energy system.
About NGAS Resources
NGAS Resources is an independent energy company focused on natural gas development drilling and reserve growth with its main operations in the Appalachian Basin, primarily eastern Kentucky. Additional information, including the Company’s report on Form 10-Q for 3Q 2005, can be accessed on its website at www.ngas.com.
Forward Looking Statements
This release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act relating to matters such as anticipated operating and financial performance and prospects.

Actual performance and prospects may differ materially from anticipated results due to economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the company, including risks of production variances from expectations, volatility of product prices, the level of capital expenditures required to fund drilling and the ability of the company to implement its business strategy. These and other risks are described in the company’s periodic reports filed with the United States Securities and Exchange Commission.